                                                                    EXHIBIT 10.1

               [Quanta Capital Holdings Ltd. Letterhead Omitted]

PRIVATE AND CONFIDENTIAL

December 22nd, 2004

Mr. Jonathan D. Dodd,
"Pepperwood"
7 Shaw Wood Crescent
Pembroke HM 01

Dear Jonathan,

RE: EMPLOYMENT OFFER
--------------------

Further to our recent discussions we are pleased to extend an offer of employment to you (hereinafter referred to as "You" or the "Appointee") with the
Bermuda office of Quanta Capital Holdings Ltd. (hereinafter referred to as the
"Company") subject to the following terms and conditions:

Term:             To commence as of September 29th, 2003 and continue until
                  terminated as per the provisions of the Termination article following.

Position:         Vice President, Group Financial Controller and Section 16
                  Principal Accounting Officer reporting to the Group Chief
                  Financial Officer.

Duties:           Primary responsibility to be the development of the Company's financial policies and procedures; reporting on the Company's financial performance; liaison with internal audit function for the evaluation of internal controls and procedures, and with external auditors for the completion of quarterly reviews and annual audit of GAAP and statutory financial statements;
                  review, conclusion and documentation of technical accounting issues. Responsibilities to include preparation of operating plans and financial forecasts, strategic financial analysis, and coordination with audit committee, corporate governance department and Sarbanes Oxley Steering Committee.

Place of          Hamilton, Bermuda
Employment:

Salary:           Initial salary of US $200,000 per annum payable on the last working day of each month ("Salary Payment Date").
                  Compensation to be reviewed annually on each April 1st,
                  commencing April 1st, 2005.

Bonus:            Discretionary annual bonus based upon individual performance and the financial results of the Company. All awards are made entirely at the discretion of the Company's Board of Directors as per the provisions of the Company's Annual Cash
                  Compensation Plan as amended from time to time. For the 2003 calendar year we will pay you a guaranteed bonus of $100,000.

Long Term         You shall be entitled to participate in all long term
incentive         compensation Incentive arrangements which are established for the benefit of the senior executives of the

Plan:             Company providing for the award of grants of stock options and performance shares pursuant to the terms of the Company's Long
                  Term Incentive Compensation Plan ("Long Term Incentive
                  Compensation Plan") in effect from time to time. All awards shall be made entirely at the discretion of the Board of
                  Directors of the Company and shall be based upon the success of the Appointee in meeting predefined performance targets as well as the financial results of the Company.

Housing:          Allowance for housing rental costs of $8,000 per month,
                  payable on each Salary Payment Date.

Options:          Upon commencement of your employment you will be granted
                  options to purchase 5,000 shares of Common Stock of Quanta
                  Capital Holdings Ltd. pursuant to the terms of the Quanta
                  Capital Holdings Ltd. Non Qualified Stock Option Agreement in
                  effect at the time of the grant.

Hours:            Normal office hours are from 9:00 AM to 5:00 PM daily. In the completion of your responsibilities and work assignments you may be required to work evenings, weekends and certain public holidays as well as travel at the Company's request without additional compensation.

Holidays:         All Bermuda statutory public holidays with full salary.

Vacation:         Four weeks paid vacation each year at times to be agreed. In the event that the Appointee does not utilize the full amount of the vacation entitlement for any particular year any such unused entitlement may be carried forward and utilized in
                  successive years up to a maximum of 5 (Five) days per year.
                  The entitlement to vacation (and to vacation pay in lieu of vacation upon the termination of employment) shall accrue pro rata throughout each year, provided that fractions of days shall be disregarded in calculating any entitlement.

Sick Leave:       10 paid sick days per year subject to the terms and conditions as per the Company Handbook as amended from time to time.

Termination:      Your employment may be terminated by You at any time on or after December 31st, 2003 by giving us at least 1 (One) months notice in writing of termination including the date of such termination.

                  Your employment may be terminated by the Company at any time for Cause.

                  Subject to the Employment Act 2000, your employment may be terminated by the Company at any time on or after December
                  1st, 2005 for reasons other than Cause subject to at least 3
                  (Three) months prior written notice.

Severance:        In the event that your employment is terminated by the Company for Cause you will be paid your Salary and accrued benefits up to your Termination Date. This severance includes and is not in addition to any notice and severance that may be payable under the Employment Act 2000.

                  In the event your employment is terminated by the Company for reasons other than Cause you will be paid the greater of 3
                  (Three) months severance or the minimum severance payable as per the provisions of the Employment Act 2000. Monthly
                  severance shall be defined as the monthly equivalent of your eligible total annual base salary.

Pension:          Pursuant to the requirements of the national Pension Scheme
                  (Occupation Pensions) Act the Company will provide a defined contribution pension equal in amount to 10% of your Salary to which you will contribute 50% of the cost (i.e. 5% of Salary)
                  by way of payroll deductions.

                  In addition to the above, the Company will from time to time match any additional contributions that you make to the plan which are in excess of your required minimum contribution of
                  5% of Salary. At present the Company will match any
                  contributions you make to the Plan up to a maximum of a
                  further 5% of Salary. The Company reserves the right to amend the level of

                  matching of contributions at any time and will provide you with notice of not less than 30 days in the event that it
                  decides to amend this benefit.

Disciplinary      As per the provisions detailed in the Company Handbook as
& Grievance       amended from time to time.
Procedures:

Probationary      There is no probationary period relating to your employment.
Period:

Dress Code:       Business casual as per the policies detailed in the Company
                  Handbook as amended from time to time.

Benefits:         You will be entitled to participate in all employee benefit, insurance and welfare plans which are established by the
                  Company or required by local law for the benefit of the
                  Company's Bermuda based employees in place from time to time.
                  All benefits will be provided and administered in accordance with the policies and procedures as amended from time to time by the Company and currently include the following:

                  Short Term Disability Coverage (100% Company Paid)
                  Long Term Disability Insurance (100% Company Paid)
                  Comprehensive Medical Insurance including Dental (100%
                    Company Paid)
                  Group Life Insurance (2 times Annual Salary - 100% Company
                    Paid)

Company           The Company Handbook contains provisions, summaries of rules,
Handbook:         policies, practices and procedures established by the Company relating to your employment. As such they are intended as
                  guidance only and do not form terms of your employment and are not contractual in nature.

Undertakings:     You will devote yourself exclusively to the business of the
                  Company and shall personally attend thereto at all times
                  during normal business hours except in case of incapacity
                  through illness or accident. In the event that you are absent from work for a period of more than three (3) working days you shall notify an officer of the Company of such incapacity and shall furnish evidence of such incapacity as may be required.

Confidentiality:  You covenant and agree that you shall not disclose or use at any time before or after the termination of your employment confidential or proprietary information of the Company, its clients or prospective clients of which you become informed, whether or not developed by you, except as required in the performance of your duties unless you shall first secure the
                  Company's written consent; provided always that, if you are legally compelled to disclose any such information to any
                  court, tribunal or government authority or else stand liable for contempt or suffer censure or penalty, then you may
                  disclose only that information which is legally required. Upon
                  Termination of your employment for any reason, you will return to the Company all materials of a confidential nature relating to the Company's business and accounts which are in your
                  possession or control.

Compliance:       You agree to comply with all Corporate Policies and Codes of
                  Conduct including its conflict of interest policies and dress codes as and when adopted by the Company.

Collective        There are no collective agreements that affect the terms of
Agreements:       your employment.

Definitions:      "Cause" shall mean (a) theft or embezzlement by the Appointee with respect to the Company or its subsidiaries; (b)
                  malfeasance or gross negligence in the performance of the
                  Appointee's duties; (c) the commission by the Appointee of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Appointee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Appointee to perform his or her duties and responsibilities without the same being
                  corrected within 10 (Ten) days after being given written
                  notice thereof; (e) continued and habitual use of alcohol by the

                  Appointee to an extent which materially impairs the
                  Appointee's performance of his or her duties without the same being corrected within 10 (Ten) days after being given written notice thereof; or (f) the Appointee's use of illegal drugs without the same being corrected within 10 (Ten) days after being given written notice thereof. For purposes hereof,
                  "Permanent Disability" means those circumstances where the
                  Appointee is unable to continue to perform the usual customary duties of his or her assigned job for a period of 6 (Six)
                  months in any 12 (Twelve) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent
                  Disability shall be determined by a qualified, independent physician selected by the Company and approved by the
                  Appointee (which approval shall not be unreasonably withheld).
                  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

Should you decide to accept this offer, this letter will serve as your statement of employment, pursuant to Section 6 of the Employment Act 2000.

If this offer is acceptable to you, please sign and return one copy of this letter to me as soon as possible.

I hope that this is of interest to you and I look forward to your earliest advices.

Sincerely,

/s/ Tobey J. Russ

Tobey J. Russ
Chairman

Accepted:

By:      /s/ Jonathan J.R. Dodd
         -----------------------------------

Name:    Jonathan J.R. Dodd
         -----------------------------------

Date:    December 22, 2004
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